Exhibit 2

FOR IMMEDIATE RELEASE

Vans announces settlement of litigation relating to merger with subsidiary of VF Corporation

SANTA FE SPRINGS, CA, June 25, 2004 – Vans, Inc. (NASDAQ: VANS) announced today that it had entered into a settlement with the plaintiffs in the purported class action and derivative lawsuits filed against it, VF Corporation and certain current and former directors and officers of Vans in Orange County Superior Court and in Los Angeles Superior Court (Freeport Partners, LLC, on behalf of itself and all others similarly situated, vs. Walter E. Schoenfeld et al. and In re Vans, Inc. Derivative Litigation) in connection with the proposed merger of Vans with a VF subsidiary.

In connection with the settlement, Vans agreed to make certain additional public disclosures, and Vans and VF agreed to reduce from $10,900,000 to $8,000,000 the termination fee payable by Vans under the circumstances set forth in the Agreement and Plan of Merger, as amended, dated as of April 27, 2004 among Vans, Inc., VF Corporation and McGarrett Corp. The final settlement of the actions is subject to, among other things, court approval. If this settlement is finalized and approved by the court, it will resolve and discharge in full those claims. The companies expect to close the merger on or promptly after June 30, 2004, pending receipt of regulatory and Vans shareholder approval. A shareholder meeting for Vans is scheduled to occur on June 30, 2004.

About VF

VF Corporation is the world’s largest apparel company and a leader in jeanswear, intimate apparel, sportswear, workwear and daypacks. Its brands include Lee®, Wrangler®, Riders®, Rustler®, Vanity FVans®, Vassarette®, Bestform®, Lily of France®, Nautica®, Earl Jean®, John Varvatos®, JanSport®, Eastpak®, The North Face®, Lee Sport®, Kipling® , Napijiri|® and Red Kap®. VF Corporation’s press releases, annual report and other information can be accessed through the Company’s home page, http://www.vfc.com.

About Vans

Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of action sports such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown Series, the VANS Warped Tour®, the VANS World Amateur Skateboarding Championships, and the VANS High Cascade Snowboard Camp® ,located on Mt. Hood. The Company operates 155 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for action sports snowboard boots, strap snowboard boot bindings under its AGENCY™ brand, step-in snowboard boot bindings under its SWITCH® brand, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Pro-Tec, Inc. Vans’ website is www.vans.com and its news releases, SEC filings, and other investor information can be accessed at www.vans.biz.

Contacts:
VF Corporation:	Cindy Knoebel, CFA
VP, Financial & Corporate Communications
VF Services, Inc.
(336) 424-6189/(212) 841-7141

Vans, Inc.:	Chad Jacobs
CO-CEO
Integrated Corporate Relations, Inc.
(203) 222-9013

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FORWARD-LOOKING STATEMENTS

     This document includes and incorporates by reference statements that are not historical facts. These statements are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on our current plans and expectations relating to analyses of value and expectations of anticipated growth in the future and future success under various circumstances. As such, these forward-looking statements involve uncertainty and risk. Statements in this document and in the documents incorporated in this document by reference with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts are hereby identified as forward-looking statements. These forward-looking statements include, without limitation, statements identified by words such as “believes”, “expects”, “anticipates”, estimates”, “intends”, “plans”, “projects”, “may”, “likely”, “will” and similar expressions. These forward-looking statements, wherever they occur in this document or the documents incorporated in this document by reference, are necessarily estimates reflecting the reasonable judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

     Certain factors that could cause our results to differ materially from those described in the forward looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site located at http://www.sec.gov. All subsequent written and oral forward looking statements concerning the proposed transaction or other matters attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.